CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post–Effective Amendment No. 7 to Registration Statement No. 333-71424 of Nicholas Liberty Fund (the portfolio constituting the Nicholas Family of Funds, Inc.), on Form N-1A of our report dated February 12, 2007, relating to the financial statements and financial highlights of Nicholas Liberty Fund appearing in the Annual Report on Form N-CSR of Nicholas Liberty Fund for the year ended December 31, 2006, and to the reference to us under the heading “Independent Registered Public Accounting Firm and Legal Counsel” in the Statement of Additional Information, which is part of this Registration Statement. We also consent to the reference to us under the heading “Financial Highlights” in the Prospectus, which is also part of this Registration Statement.

/s/ Deloitte & Touche LLP Milwaukee, WI April 26, 2007